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                                                                   Exhibit 2.8


                         CERTIFICATE OF AMENDMENT OF
                            AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION

                                     OF

                                CONNECT, INC.


     The undersigned hereby certifies that:

     1. He is the duly elected and acting Chief Executive Officer of CONNECT, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 20, 1996.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation replaces the second sentence of Article 3 of this corporation's Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     "The total number of shares of Preferred Stock authorized is 36,140,498 and the total number of shares of Common Stock authorized is 60,000,000. Upon the close of business in Delaware on February 26, 1998 (the "Effective
                                                                  ---------
     Date"), each outstanding share of this corporation's Common Stock shall be converted and reconstituted into 0.20 of a share of this corporation's Common Stock (the "Common Reverse Split"). Any fractional number of shares
                        --------------------
     remaining after applying the Common Reverse Split to each certificate representing shares of Common Stock then held by any holder shall be redeemed at a purchase price equal to the closing bid price of the corporation's common stock on the Effective Date. Shares of Common Stock that were outstanding prior to the Common Reverse Split, and that are not outstanding after and as a result of the Common Reverse Split, shall resume the status of authorized but unissued shares of Common Stock."

     4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     5. The effective date of this Certificate of Amendment of Amended and Restated Certificate of Incorporation is the close of business in Delaware on February 26, 1998.

Executed at Mountain View, California, February 24, 1998.


                                     /s/ Gordon J. Bridge
                                     ----------------------
                                     Gordon J. Bridge
                                     Chief Executive Officer